Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of this 27th day of March, 2019 (the “Effective Date”), by and between RJF - Keiser Real Estate, LLC, a Maine limited liability company with a mailing address of 30 Temple Street, Suite 400, Nashua, NH 03060 (“Seller”), and 56 Mechanic Falls Road, LLC, a Delaware limited liability company with a mailing address of 53 Forest Avenue, Old Greenwich, CT 06870 (“Purchaser”).

1.	Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, the following property:

(a)	The land located at or about 56 Mechanic Falls Road in the Town of Oxford, County of Oxford, and State of Maine, as more particularly described in Schedule 1(a), attached hereto and made a part hereof, together with all rights, privileges, easements, and appurtenances thereto, including all air rights, water rights, easements, rights-of-way, and other interests in, on, under or to any land, highway, alley, street, or right-of-way abutting, adjoining, or used in connection with the Land or otherwise appurtenant to the Land, including those, if any, set forth on said Schedule (the “Land”);

(b)	all buildings, fixtures, and other improvements located on the Land (the “Improvements” and, together with the Land, the “Real Property”);

(c)	all machinery, equipment and other personal property, if any, owned by Seller located on or in the Real Property and used in connection with the operation and maintenance of the Real Estate, together with the trailers located on the Real Property as of the Effective Date (the “Trailers” and, together with the other items identified in this sub-section, collectively, the “Personal Property”); provided, however, that Seller and Purchaser acknowledge and agree that Seller makes no representations or warranties with respect to any Personal Property, other than that the Personal Property is free and clear of encumbrances arising by, through, or under Seller;

(d)	those certain permits, licenses, and approvals, if any, held by Seller relating to the ownership, development or operation of the Real Property, as set forth on Schedule 1(d), attached hereto and made a part hereof (the “Permits and Approvals”); and

(e)	all warranties, if any, relating to the Real Property (collectively, the “Warranties”)

(all of items (a) through (e) are referred to herein collectively as the “Premises”). Seller and Purchaser acknowledge and agree that Purchaser is not assuming and will not assume at Closing any obligations, debts, or liabilities in connection with the Premises, except as specifically set forth in this Agreement.

2.	Purchase Price; Deposit. The purchase price for the Premises (the “Purchase Price”) is One Million Two Hundred Thousand and 00/100 Dollars ($1,200,000.00) and shall be payable as follows:

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(a)	Within one (1) business day after the Effective Date, Purchaser shall deliver a deposit (the “Deposit”) of One Hundred Thousand Dollars and 00/100 ($100,000.00) to Old Republic National Title Insurance Company (the “Escrow Agent”), to be held by Escrow Agent and applied against the Purchase Price or otherwise disbursed according to the terms and conditions of this Agreement;

(b)	Subject to adjustment and pro-rations as provided herein, the balance of the Purchase Price shall be paid by Purchaser at Closing by cashier’s or treasurer’s check made payable to Seller or by electronic wire transfer in accordance with wiring instructions provided by Seller within a reasonable time prior to the Closing, upon execution, acknowledgment, and delivery of the Deed and other closing documents as contemplated by and in accordance with the terms and conditions set forth in this Agreement.

3.	Adjustments and Costs.

(a)	Real estate taxes for the Premises, heating oil value if applicable, and other charges and assessments affecting the Premises and customarily pro-rated between buyers and sellers of property similar to and in the same locality as the Premises shall be apportioned between Seller and Purchaser as of the Closing Date except as may otherwise be provided herein. Seller shall be responsible for taxes and all other such items to be pro-rated that constitute an expense, and shall be entitled to rents and other items that constitute income, for all periods up to the Closing Date, and shall pay in full on or prior to the Closing Date all real estate taxes and other charges and assessments allocable to periods prior to the Closing Date. Notwithstanding the foregoing, in no event shall Seller be entitled to credit at Closing on account of any income allocable to Seller that has not actually been received as of the Closing Date, but Seller shall be entitled to credit for such income if and when the same is actually received by Purchaser. If the amount of real estate taxes or other charges and payments or any items of income have not been determined at the Closing Date, such amounts shall be pro-rated using available data and the same shall be subject to re-pro-ration at such point in time as such amounts have been determined.

(b)	If the proration of taxes pursuant to this Agreement are based on estimated amounts, either party may present to the other party a recalculation of the proration of such taxes under Section 3(a) above, within thirty (30) days after issuance of the current year tax bills. The parties shall make the appropriate adjusting payment between them within thirty (30) days after the determination of the amount thereof on account any such recalculation.

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4.	Conveyance.

(a)	Seller shall convey the Real Property to Purchaser by good and sufficient warranty deed following the Maine statutory short form (the “Deed”). If requested by Purchaser, Seller agrees to convey the Real Property utilizing a description prepared from a survey procured by Purchaser. Seller shall convey and assign the Permits and Approvals, if any, and the Warranties, if any, to Purchaser by one or more good and sufficient assignment instruments in form and substance reasonably satisfactory to Purchaser. Title to the Premises shall be good and marketable, free of all encumbrances, and subject only to the Permitted Exceptions (as such term is defined below). Seller shall have the right to use the Purchase Price paid at Closing to satisfy any indebtedness secured by the Premises or any portion thereof provided that all payments related thereto are made at Closing and provided that discharges or terminations of all mortgages of and security interests in the Premises are executed, acknowledged, and delivered by the holder(s) of such indebtedness at Closing (or commercially reasonable arrangements acceptable to Purchaser and its title insurance company have been made for the execution, acknowledgment, and delivery of such discharges and terminations have been made at or prior to Closing).

(b)	Without limiting the generality of Section 4(a), the Premises shall not be considered to be in compliance with the provisions of this Agreement with respect to title unless title to the Real Property is insurable for the benefit of Purchaser at ordinary rates under the 2006 ALTA form of owner’s title insurance policy by a title insurance company of Purchaser’s selection, with so-called “extended coverage,” and including such reasonable endorsements as Purchaser shall require and subject only to the Permitted Exceptions (as that term is hereafter defined). As used herein, the term “Permitted Exceptions” shall mean (i) environmental, and other laws and governmental rules, regulations, ordinances or bylaws as may affect the use, maintenance or ownership of the Property; (ii) such property taxes for the then current municipal fiscal year as are not yet due and payable on the Closing Date (but subject to pro-ration thereof as provided in this Agreement); (iii) any liens for municipal betterments assessed after the Closing Date; (iv) subject to the provisions of the following paragraph, easements, special permits, and restrictions of record as of the date hereof; and (v) subject to the provisions of the following paragraph, any state of facts existing on any existing or current survey of the Real Property.

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On or before the expiration of the Due Diligence Period (as such term is defined below), Purchaser shall review title to the Property and deliver to Seller a written notice (“Title Objection Notice”) of any title matters existing of record existing as of the effective date of the title insurance commitment or survey matters existing as of the date of such survey (with the effective date of the title commitment and the date of the surveying being hereinafter referred to as the “Title Effective Date”), which written notice shall be given no later than 5:00 p.m. on the last day of the Due Diligence Period (other than Permitted Exceptions (i) through (iii) above) which shall be cured or otherwise addressed to Purchaser’s satisfaction prior to Closing (“Title Objections”). Any Title Objection Notice shall provide a summary description of the nature of the Title Objections referenced therein. If Purchaser fails to timely deliver a Title Objection Notice to Seller on or before the expiration of the Due Diligence Period, any right of Purchaser to claim any Title Objections with respect to title matters existing of record as of the Title Effective Date and survey matters existing as of the Title Effective Date shall be deemed waived for all purposes, and, subject to the terms hereof, Purchaser shall be deemed satisfied with the state of title and survey to the Property as of the Title Effective Date. If Purchaser delivers a timely Title Objection Notice prior to the expiration of the Due Diligence Period, any title matters existing of record as of the Title Effective Date and any survey matters existing as of the Title Effective Date, in either case which would properly constitute Title Objections, and which Purchaser fails to call to Seller’s attention in the Title Objection Notice shall be deemed to constitute a “Permitted Exception” for purposes of this Agreement and Purchaser shall be deemed satisfied with the state of title and survey to the Property as of the Title Effective Date, except only for the Title Objections stated in the Title Objection Notice so delivered and except for Monetary Liens. Seller shall have ten (10) days (the “Cure Notice Period”) after the timely receipt of a Title Objection Notice to give Purchaser written notice (a “Cure Notice”) as to which, if any, Title Objections Seller agrees to cure on or before the Closing Date (the “Cured Title Objections”); provided, however, that Seller shall cure any mortgage liens, mechanics liens and any other voluntary monetary liens or encumbrances affecting the Property (collectively, “Monetary Liens”). If Seller does not give a Cure Notice within such period, Seller shall be deemed to have elected not to cure any of the Title Objections. If Seller does not give a Cure Notice, or if Seller gives Purchaser a Cure Notice within such period but does not agree therein to cure all Title Objections (or Seller’s proposed efforts to cure are not satisfactory to Purchaser), then Purchaser may elect to either (i) proceed to the Closing subject to Permitted Exceptions, specifically including any Title Objections which Seller has elected not to cure, and without reduction of the Purchase Price; or (ii) terminate this Agreement by giving Seller written notice of such election within ten (10) days after the expiration of the Cure Notice Period or ten (10) days after Purchaser’s receipt of Seller’s Cure Notice. If Purchaser so elects to terminate this Agreement, then this Agreement shall terminate as of the date of Purchaser’s termination notice, whereupon the Deposit, less the sum of $100.00 (the “Independent Consideration”), shall be promptly returned to Purchaser, the Independent Consideration shall be paid to Seller in consideration of this Agreement, and this Agreement shall become void and without recourse to the parties hereto. Seller shall use commercially reasonable efforts prior to Closing to cure any Title Objections referenced in the Cure Notice in a manner reasonably satisfactory to Purchaser, and may extend the time for Closing up to an additional thirty (30) days as necessary; provided, however, that notwithstanding the foregoing, in no event shall Seller be obligated to expend more than Ten Thousand Dollars ($10,000.00) (the “Title Cap”), in the aggregate, in using reasonable efforts to cure or otherwise resolve any Title Objections or additional objections to title which would properly be the subject of a Title Objection as described below; provided further that the Title Cap shall in no event be deemed to limit the expenditures required by Seller to discharge and release Monetary Liens. Purchaser shall have the right prior to Closing to make additional objections to title and/or survey with respect to any matters which would properly be the subject of a Title Objection, but which first appear of record after the Title Effective Date and, in any such event, Seller shall use commercially reasonable efforts prior to Closing to cure any such additional objections which would properly be the subject of a Title Objection, subject to the limitations and extension rights set forth above, including the Title Cap.

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If Purchaser’s diligence of the Property discloses judgments, bankruptcies or other returns against other persons or entities having names the same as or similar to that of Seller, Seller, on request, shall deliver to Purchaser or the Title Company affidavits to the effect that such judgments, bankruptcies or other returns are not against Seller. If the title commitment issued by the Title Company discloses exceptions (other than the Permitted Exceptions) which (i) may be removed solely by delivery of an affidavit, reasonably requested by the Title Company, which can be delivered by Seller or by reference to Seller’s existing title policy, or (ii) Seller voluntarily created subsequent to the Effective Date, or (iii) may be removed or satisfied by the payment of a liquidated sum of money not in excess of the Title Cap in the aggregate, then Seller shall remove such exceptions.

(c)	At Closing, Seller shall furnish such evidence of Seller’s existence and authority to enter into and perform the transactions contemplated by this Agreement as is sufficient to satisfy the requirements of Purchaser’s title insurance company and shall execute, acknowledge, and deliver affidavits and indemnity agreements in the forms customarily required by Purchaser’s title insurance company, including those necessary to: (i) delete the exceptions for unfiled mechanics’ liens and for parties in possession; (ii) delete the standard exception for such matters that would be shown by a current ALTA survey; and (iii) insure against matters affecting title to the Premises that arise during the period between the effective date of Purchaser’s title insurance commitment and the recording of the Deed (the “Title Affidavits”).

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5.	Items to be Delivered to Purchaser from Seller. To the extent within the possession or control of Seller, Seller shall promptly deliver to Purchaser copies of any and all surveys, environmental reports, engineering reports, title insurance policies and title reports, and such other information and/or documentation pertaining to the Premises as is reasonably requested by Purchaser from time-to-time after the Effective Date. Seller makes no representation or warranty as to the truth, accuracy or completeness of (other than that Seller has not intentionally withheld information so as to render incomplete) any materials, data or information delivered by Seller to Purchaser in connection with the transaction contemplated hereby. Purchaser acknowledges and agrees that all materials, data and information delivered by Seller to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser. Without limiting the generality of the foregoing provisions, Purchaser acknowledges and agrees that with regard to any environmental or other report with respect to the Property which is delivered by Seller to Purchaser, neither Seller, any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Purchaser shall have any liability to Purchaser for any inaccuracy in or omission from any such report.

6.	Due Diligence; Specific Conditions. The obligations of Purchaser under this Agreement are contingent on Purchaser being satisfied, in its sole discretion, with the Premises in all respects within a period of thirty (30) days after the Effective Date (the “Due Diligence Period”), including with respect to the following:

(a)	the physical condition (including the environmental condition) of the Real Property;

(b)	the boundaries and other states of facts, conditions and possible conditions shown by, and other results of, any existing surveys of the Real Property, if any, and/or any survey procured by or on behalf of Purchaser; and

(c)	Purchaser’s review and analysis of applicable zoning and land use laws and the Permits and Approvals.

Purchaser shall have the right, in Purchaser’s sole discretion, to terminate this Agreement, for any reason or for no reason, by giving written notice of termination to Seller prior to the expiration of the Due Diligence Period, in which event the Independent Consideration shall be paid to Seller in consideration of this Agreement, the remainder of the Deposit shall be refunded to Purchaser, and neither party shall be under any further obligations under this Agreement.

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For the purpose of conducting physical inspections (which may include, without limitation, an on-the-ground instrument survey of the Premises and a Phase I Environmental Site Assessment (“Phase I”) of the Premises ), Seller agrees to provide Purchaser and its authorized agents, accompanied by a representative of Seller if Seller so chooses, reasonable access to the Premises at all reasonable times on business days during the Due Diligence Period upon at least twenty four (24) hours prior written notice to Seller, and Purchaser shall conduct such inspections in a manner not unreasonably disruptive to Seller or the operation of the Premises. In the event that the Phase I reveals any condition for which Purchaser desires to conduct a further “Phase II” investigation, Purchaser shall notify Seller of such finding and shall not conduct any such Phase II investigation without Seller’s express written consent, which consent shall be subject to such reasonable conditions as Seller may prescribe. To the extent necessary, the parties shall agree on a reasonable extension of the Due Diligence Period to complete such Phase II investigation. Purchaser hereby agrees to indemnify Seller and to hold Seller, Seller’s agents and employees and the Premises harmless from and against any and all losses, costs, actions, causes of action, injuries, expenses, fees, demands, damages, claims or liabilities including, but not limited to, mechanic’s and materialmen’s liens and reasonable attorneys’ fees, arising out of or in connection with Purchaser’s access to or entry upon the Premises under this Section 6, but in no event shall the foregoing be construed to apply to the discovery of any adverse conditions not created by Purchaser (including adverse environmental conditions). If any inspection, investigation or test performed by or on behalf of Purchaser disturbs the Premises, Purchaser shall promptly restore the Premises to substantially the same condition as existed prior to any such investigation, inspection or test. In addition, Purchaser shall be responsible, prior to any entry onto the Premises to provide Seller with insurance certificates for Purchaser and all contractors entering onto the Premises, naming the Seller as an additional insured, evidencing at least $1,000,000 in general liability coverage. Purchaser’s indemnification and repair obligations set forth in this paragraph shall survive the termination of this Agreement.

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7.	Representation and Warranties.

(a)	Seller represents and warrants to Purchaser that the following are true and correct as of the date of this Agreement and will be true and correct as of the Closing:

(i)	Seller is a limited liability company, duly organized and validly existing under the laws of the State of Maine;

(ii)	Seller has the right, power, and authority to enter into this Agreement and to perform its obligations hereunder, without the joinder of any other party;

(iii)	the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, and the compliance with the terms of this Agreement will not violate any provisions of the articles of organization or certificate of formation, operating or limited liability company agreement, or any other similar instrument of Seller and will not conflict with or, with or without notice or the passage of time, or both, result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, agreement, or other instrument to which Seller is a party or by which Seller or the Premises are bound, or of any applicable governmental regulation or any judgment, order, or decree of any court or governmental authority having jurisdiction over Seller or the Premises;

(iv)	to the best of Seller’s knowledge, without undertaking independent investigation for purposes of entering into this Agreement, there are no violations of laws or regulations affecting the Premises, including any laws relating to Hazardous Substances (as hereafter defined), and Seller has not received any written notice from any person claiming or inquiring into the existence of any such violation;

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(v)	there is no action, suit, or other proceeding (including proceedings for condemnation or eminent domain) pending or, to the best of Seller’s knowledge, threatened (or, to the best of Seller’s knowledge, any basis therefor) against Seller or affecting any portion of the Premises in any court or before any arbitrator of any kind or before any governmental body or tribunal for dispute resolution that may materially or adversely affect the transactions contemplated by this Agreement or which may affect any portion of the Premises;

(vi)	Seller has not released or disposed of any Hazardous Substances on, in, under or from the Real Property, and, to the best of Seller’s knowledge, without independent investigation for purposes of entering into this Agreement, there has been no release or disposal of any Hazardous Substance on, in, under or from the Real Property at any time by any other person other than as may be stated in any environmental reports delivered by Seller to Purchaser pursuant to Section 5. Pursuant to 38 M.R.S. § 563, Seller certifies that, to Seller’s knowledge without independent investigation, there are no underground oil storage facilities on the Real Property and there are no above-ground oil storage facilities with underground piping on the Real Property. The term “Hazardous Substances” means any flammables, explosives, radioactive materials, gasoline, oil, other petroleum products, lead paint, urea formaldehyde (including urea formaldehyde foam insulation), asbestos, asbestos containing materials, polychlorinated biphenyls, and any other hazardous materials, hazardous waste, hazardous matter, hazardous or toxic substances, chemical pollutants, and other materials or substances defined in or regulated by Environmental Laws. The term “Environmental Laws” means (A) the Clean Water Act; (B) the Clean Air Act; (C) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act; (D) the Toxic Substance Control Act; (E) the Resource Conservation and Recovery Act; (F) the Hazardous Materials Transportation Act; and/or (G) any similar state laws regulating pollution or contamination of the environment;

(vii)	other than this Agreement, and agreements (if any) that may be of record in the Oxford County Registry of Deeds, there are no other contracts or agreements (including leases or occupancy agreements) in effect that relate to the Premises and which require performance by any party thereto at any time after the Closing Date, including property management agreements;

(viii)	Seller has not received any notice from any governmental, quasi-governmental agency or other group or individual alleging that the Improvements or any portion thereof does not comply with applicable law or requiring the correction of any condition with respect to the Premises by reason of any violation of any law or ordinance;

(ix)	Seller has paid or shall pay at Closing all taxes, charges and assessments required to be paid to each taxing or other governmental authority which could in any way constitute a lien against the Premises or any part thereof. Seller has not received any written notice of any special assessments or betterments with respect to the Premises or any written notice of an increase or proposed increase in the assessed valuation of the Premises or any part thereof and no exemption from full taxation of the Premises or any part thereof has been claimed by Seller;

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(x)	the Premises are served by public water facilities and do not contain and are not served by a private water supply; the Premises are served by an onsite subsurface wastewater disposal system;

(xi)	pursuant to 33 M.R.S. § 193, to Seller’s knowledge without independent investigation, no abandoned or discontinued town ways, public easements, or private roads are located on or abutting the Premises; and

(xii)	the Premises are not subject to tax classifications known as tree growth, farmland, or open space, or to any tax increment financing arrangement or other arrangement for payments in lieu of taxes.

(b)	Purchaser represents and warrants to Seller that the following are true as of the Effective Date and will be true as of the Closing:

(i)	Purchaser is a limited liability company, duly organized and validly existing under the laws of the State of Delaware;

(ii)	Purchaser has the right, power, and authority to enter into this Agreement and to perform its obligations hereunder; and

(iii)	The execution and delivery of this Agreement, the consummation of the transaction herein contemplated, and the compliance with the terms of this Agreement will not violate any provisions of the organizing documents of Purchaser or conflict with, or, with or without notice or the passage of time, or both, result in a breach of, any of the terms or provisions of or constitute a default under any indenture, mortgage, loan agreement or instrument to which Purchaser is a party or by which Purchaser is bound, or any applicable governmental regulation or any judgment, order or decree of any court having jurisdiction over Purchaser.

(c)	All representations and warranties set forth in this Section shall survive the Closing for a period of six (6) months. If either party discovers that any representation or warranty to the other party is untrue or incorrect in any material respect, it shall promptly notify the other party and the party having made the untrue or incorrect representation or warranty shall indemnify and hold harmless the discovering party for all demands, claims, causes of action, losses, liabilities, costs, and expenses (including reasonable attorneys’ fees), incurred by the discovering party arising out of such untrue or incorrect representation or warranty, which obligation shall survive the Closing for a period of six (6) months.

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(d)	Purchaser hereby acknowledges and agrees that Seller is selling the Premises and that Purchaser is purchasing the Premises on an “AS IS, WITH ALL FAULTS” basis without any representations or warranties express or implied, other than those representations and warranties expressly set forth herein or in any document required by this Agreement to be delivered by Seller at Closing, and that Purchaser and Purchaser’s consultants and advisors will have been given the opportunity, prior to Closing, to fully inspect the Premises (including but not limited to, all matters pertaining to title, survey, governmental and legal requirements, taxes, assessments, zoning, use, permit requirements and building code, the physical condition of the Premises, all environmental matters concerning the presence or absence of hazardous materials and compliance with all federal, state and local environmental laws, any easement and access rights, relating to the Premises, and all other matters affecting the Premises). Except as expressly set forth herein or in any such document to be delivered by Seller at Closing, Purchaser is not relying upon any statement or representation of Seller, Seller’s agents, any Seller related party or their agents or brokers, express or implied, with respect to the condition of the Premises or the feasibility or any prospective use of the Premises.

8.	Covenants and Agreements of Seller. Seller covenants and agrees with Purchaser that between the Effective Date and the Closing:

(a)	It shall not dispose of any interest in the Premises; shall not grant, mortgage, pledge or subject to lien or other encumbrances any interest in the Premises; shall not enter into any leases or other agreements relating to the Premises that would affect the sale or survive the Closing; shall not terminate or modify the Permits and Approvals or the Warranties; shall keep the Real Property insured in the amounts and with the deductibles that are currently in place; and maintain, preserve and keep all of the Real Property in substantially the same condition and repair it is in on the Effective Date, ordinary and reasonable wear and tear excepted; and shall maintain its general liability insurance in effect consistent with its normal conduct of business;

(b)	It shall not take any action or fail to take any action that would cause the Premises not to conform with the provisions of this Agreement, would cause any statements set forth in this Agreement to be untrue or incorrect, or would otherwise cause Seller to be unable to perform its obligations under this Agreement.

9.	Conditions Precedent to Purchaser’s Performance.

(a)	Purchaser’s obligations hereunder, including the obligation to purchase and pay for the Premises, are subject to the satisfaction of the following conditions, any of which may be waived by Purchaser, but only in a writing signed by Purchaser:

(i)	All of Seller’s representations and warranties being true and correct as of the Closing Date;

(ii)	Except for any casualty or condemnation event covered by Section 11 hereof, no material adverse changes in the physical condition of the Premises shall have occurred and the Premises shall be in the same condition at the Closing as of the Effective Date, ordinary and reasonable wear and tear excepted; and

(iii)	Seller shall have performed all of the material obligations required by this Agreement to be performed by Seller.

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(b)	If any of the conditions set forth above are, in Purchaser’s reasonable discretion, not satisfied, Purchaser may, by giving written notice to Seller on or before the Closing Date, elect (i) to waive such condition and proceed with the Closing without any reduction in the Purchase Price or (ii) to terminate this Agreement by giving written notice of termination to Seller, in which event, neither party shall be under any further obligations under this Agreement except as provided in the next sentence and the Deposit shall be returned to Purchaser. The foregoing notwithstanding, if any such condition is not satisfied due to a breach of this Agreement by Seller, Purchaser shall be entitled to its remedies as set forth in this Agreement.

(c)	Purchaser shall have the right to waive any of Purchaser’s contingencies and/or any other conditions to Purchaser’s obligations set forth in this Agreement.

10.	Closing.

(a)	The consummation of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Purchaser’s counsel or at such other place as is agreed upon by the parties within fifteen (15) days after the end of the Due Diligence Period, or on such other date as may be agreed upon by the parties (the “Closing Date”).

(b)	The following shall occur at the Closing, each being a condition precedent to the others and all being considered as occurring simultaneously:

(i)	Seller shall execute, acknowledge, and deliver to Purchaser the Deed, said Deed being subject only to the matters described in Section 4 and to any Exceptions accepted by Purchaser;

(ii)	If Seller owns any Personal Property, Seller and Purchaser shall execute and deliver a bill of sale with respect to such Personal Property, provided that such bill of sale shall make no representations or warranties whatsoever other than warranties against encumbrances arising by, through or under Seller;

(iii)	Seller shall execute and deliver to Purchaser and Purchaser shall accept from Seller an assignment instrument with respect to the Permits and Approvals and the Warranties, if any, in the form attached hereto as Schedule 10(b)(iii);

(iv)	Seller will execute and deliver to Purchaser a notice pursuant to 38 M.R.S. § 563 with respect to underground oil storage facilities or above-ground oil storage facilities with underground piping on the Premises;

(v)	Seller shall execute and deliver the Title Affidavits;

(vi)	Seller and Purchaser shall deliver certifications confirming that their respective representations and warranties set forth in this Agreement continue to be true and correct as of the Closing Date;

(vii)	Seller will execute and deliver to Purchaser at Closing a Maine residency affidavit in accordance with 33 M.R.S. §5250-A, failing which, Purchaser shall be entitled to withhold from the Purchase Price all amounts required thereunder unless Seller demonstrates to Purchaser’s satisfaction that another exemption applies;

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(viii)	Seller will execute and deliver to Purchaser at Closing a non-foreign person certification in accordance with Section 1445 of the Internal Revenue Code, failing which, Purchaser shall be entitled to withhold from the Purchase Price all amounts required thereunder unless Seller demonstrates to Purchaser’s satisfaction that another exemption applies;

(ix)	Seller shall deliver to Purchaser a manager’s certificate or member’s certificate certifying as to authority and appropriate resolutions adopted by Seller, current managers, members or other parties authorized to execute documents on behalf of Seller, and such other organizational documents as shall be reasonably requested in connection with this transaction;

(x)	Purchaser shall pay the Purchase Price as provided in this Agreement and the parties shall execute and deliver a settlement statement setting forth the Purchase Price, the adjustments thereto, the credits and debits affecting each party’s transaction, the disbursements to be made at Closing, and such other information as is customary and reasonable for transactions of the type contemplated by this Agreement;

(xi)	Seller and Purchaser shall each execute and deliver any real estate transfer tax forms or returns required by applicable law;

(xii)	Each party shall deliver to the other such other instruments and documentation as may be required herein or as may be necessary to carry out the obligations under this Agreement; and

(xiii)	Seller shall deliver to Purchaser keys to and possession of the Premises, free and clear of any tenancy or persons in possession.

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11.	Risk of Loss; Casualty; Condemnation.

(a)	Except as provided in any indemnity provisions of this Agreement, Seller shall bear all risk of loss with respect to the Premises on the date upon which title is transferred to Purchaser in accordance with this Agreement. Notwithstanding the foregoing, in the event of damage to the Premises by fire or other casualty occurring from and after the Effective Date but prior to the Closing Date, the repair of which would cost less than $50,000.00 (as determined by a third party insurance adjuster), Purchaser shall not have the right to terminate its obligation hereunder to purchase the Premises by reason thereof, but Seller shall have the right to elect to repair and restore the Premises to the substantially same condition as existed prior to the fire or other casualty, or at the Closing, to: (i) agree to pay over or assign to Purchaser all Seller’s rights to any insurance proceeds on account of such damage or destruction, to the extent not previously used for any partial restoration, as and when and if such proceeds are actually received by Seller and (ii) credit Purchaser against the Purchase Price for any deductible under such insurance, to the extent not previously used for any partial restoration; provided, that nothing herein shall require Seller to repair and restore the Premises unless Seller expressly agrees to do so. Seller shall promptly notify Purchaser in writing of any such fire or other casualty and the adjuster’s determination of the cost to repair the damage caused thereby. In the event of damage to the Premises by fire or other casualty from and after the Effective Date but prior to the Closing Date, the repair of which would cost in excess of $50,000.00 (as determined by a third party insurance adjuster), then the Purchaser’s obligations hereunder to purchase the Premises may be terminated at the option of Purchaser, which option shall be exercised, if at all, by Purchaser’s written notice thereof to Seller within five (5) business days after Purchaser receives written notice of such fire or other casualty and said insurance adjuster’s determination of the amount of such damages, and upon the exercise of such option by Purchaser the obligations of the parties hereunder to sell or purchase (as applicable) the Premises shall become null and void, the Deposit shall be promptly returned to Purchaser, and neither party shall have any further liability or obligations hereunder except for Purchaser’s indemnification and hold harmless obligations set forth in this Agreement. If Purchaser does not so elect to terminate, then the Purchaser’s obligations hereunder to purchase the Premises shall remain in full force and effect and Seller shall assign and transfer to Purchaser on the Closing Date all of Seller’s right, title and interest in and to all insurance proceeds (if any) paid or payable to Seller on account of such fire or casualty, and credit the Purchase Price with the amount of any deductible applicable to policy(ies) of insurance applicable the fire or casualty, and Seller shall have no obligation to repair or restore the Premises.

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(b)	In the event between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings against any material part of the Premises is commenced, or the taking or closing of any right of access to the Premises, or in the event any person with the power of eminent domain gives Seller notice of that any such condemnation, eminent domain, or taking will be commenced, Purchaser may:

(i)	terminate the obligations of the parties hereunder to purchase and sell (as applicable) the Premises by written notice to Seller as contemplated by the final paragraph of this Section 11(b), and upon the exercise of such option by Purchaser, the obligations of the parties hereunder to sell or purchase (as applicable) the Premises shall become null and void, the Deposit shall be returned to Purchaser, and neither party shall have any further liability or obligations hereunder except as otherwise expressly provided for herein; or

(ii)	proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller’s right, title and interest in and to any award made (or to be made) in connection with such condemnation or eminent domain proceedings or taking, and Purchaser shall receive no credit against or deduct from the Purchase Price incident to such condemnation, eminent domain, or taking.

Seller shall immediately notify Purchaser in writing of the commencement or occurrence of any condemnation or eminent domain proceedings or any notice that any condemnation, eminent domain, or taking will be commenced. Purchaser shall then notify Seller, within ten (10) business days of Purchaser’s receipt or deemed receipt of Seller’s notice, whether Purchaser elects to exercise its rights under subparagraph (a) or subparagraph (b) of this Section 11(b). Subject to the next sentence, the Closing shall be delayed, if necessary, until Purchaser makes such election. If Purchaser fails to make an election within such 10-business day period, Purchaser shall be deemed to have elected to exercise its rights under subparagraph (b) and the Closing shall be delayed, if necessary, until the later to occur of (i) the Closing Date; or (ii) three (3) business days after the expiration of the 10-business day period.

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12.	Default.

(a)	Default by Purchaser: If Purchaser shall fail to comply with any material term of this Agreement, then Seller’s sole remedy for Purchaser’s default, shall be to terminate this Agreement and accept the full amount of the Deposit as reasonable, and full and complete, liquidated damages.

(b)	Default by Seller: If Seller shall materially default in the performance of Seller’s obligations under this Agreement, Purchaser shall have the option of terminating this Agreement and requiring the Escrow Agent to return the Deposit to Purchaser, or pursuing an action for specific performance.

13.	Broker. Seller and Purchaser warrant and represent to each other that neither has employed or engaged any real estate broker or agent in connection with this transaction that could give rise to a lien against the Premises. Each party agrees to hold the other party harmless from and against any and all demands, claims, causes of action, losses, liabilities, damages, costs, and expenses (including reasonable attorneys’ fees) arising from the breach of such party’s representation or warranty contained in this Section. The provisions of this Section shall survive the Closing.

14.	Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be hand delivered, or given by certified mail, return receipt requested, or by Federal Express or another nationally recognized overnight courier service, addressed to the party to receive such notice at the address set forth in the preamble of this Agreement. Any such notice shall be deemed effective when personally delivered (in the case of hand delivery) or upon being deposited with such courier service or with the United States Postal Service. Any party may change the address to which its future notices shall be sent by notice given in the manner set forth above. A copy of any notice to Seller shall be given simultaneously to Seller’s counsel at the following address:

James D. Kerouac, Esq.

Bernstein, Shur, Sawyer & Nelson, P.A.

670 N. Commercial Street, Suite 108

Manchester, NH 03101

A copy of any notice to Purchaser shall be given simultaneously to Purchaser’s counsel at the following address:

Paul D. Pietropaoli, Esq.

Perkins Thompson

One Canal Plaza, Suite 900

Portland, ME 04101

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15.	Miscellaneous.

(a)	Any reference herein to time periods of seven (7) days or less shall be computed to exclude Saturdays, Sundays, and statutory holidays in the State of Maine. Any time period provided for herein which ends on a Saturday, Sunday, or statutory holiday in the State of Maine shall extend to midnight at the end of the next day that is not a Saturday, Sunday, or statutory holiday in the State of Maine.

(b)	This Agreement shall be binding upon and shall inure to the benefit of Seller and Purchaser and their respective successors and assigns.

(c)	All understandings, agreements, warranties, and representations, either oral or in writing, heretofore between the parties hereto with respect to the purchase and sale of the Premises are merged into this Agreement, which alone fully and completely expresses the parties’ agreement with respect to the transaction contemplated hereby. The representations and warranties set forth in this Agreement shall survive the Closing. This Agreement may not be modified in any manner except by an instrument in writing signed by Seller and Purchaser.

(d)	This Agreement, and all claims or causes of action (whether arising in contract, in tort, or by statute) that may be based upon, arise out of or relate to this Agreement, shall be governed by and enforced in accordance with the internal laws of the State of Maine, including its statutes of limitations, without regard or reference to conflicts of law principles. In the event of a breach of this Agreement by any party, the other party shall be entitled to recover reasonable attorneys’ fees incurred in connection with the enforcement of its rights hereunder. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which, taken together, shall constitute a single instrument.

(e)	Whenever the word “include,” “includes,” or “including” or similar expression is used in this Agreement, it is deemed to be followed by the words “without limitation.” The terms “this Agreement,” “hereof,” “herein,” “hereby,” “hereunder” and similar expressions refer to this Agreement as a whole and not to any particular section of this Agreement unless the context otherwise requires. The word “person” includes any individual, corporation, firm, association, partnership (general or limited), joint venture, limited liability company, trust, estate or other legal entity. The section and sub-section headings throughout this instrument are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify, or aid in the interpretation, construction, or meaning of the provisions of this Agreement.

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16.	Duties of Escrow Agent. The Deposit shall be held in a non-interest bearing account by the Escrow Agent, and shall be credited towards payment of the Purchase Price at Closing or otherwise disbursed according to the terms of this Agreement. In its capacity as escrow agent, Escrow Agent shall have only those duties and obligations as are expressly set forth herein. No implied duties or obligations shall be read into this Agreement against Escrow Agent. Except as explicitly stated herein, Escrow Agent shall be under no obligation to refer to any other documents between or among Purchaser and Seller or otherwise related to the Property or the transaction contemplated hereunder. Escrow Agent shall not be liable to either party or any other person on account of any error of judgment, any act done or stop taken or omitted in good faith, any mistake of fact or law, or anything else Escrow Agent may do or refrain from doing in connection herewith, unless caused by or arising out of actual and intentional misconduct, willful disregard of this Agreement or gross negligence on the part of the Escrow Agent. Escrow Agent shall be entitled to rely, and shall not be subject to any liability in acting in reliance, upon any writing furnished to Escrow Agent by either party, and shall be entitled to treat as genuine and as the document which it purports to be, any letter, paper or other document furnished to Escrow Agent in connection with this Agreement. Escrow Agent further may rely on any affidavit of either Party or any other person as to the existence and accuracy of any facts stated therein to be known by the affiant. In the event of any dispute relative to the deposit monies held in escrow, the Escrow Agent may, in its sole discretion, pay such deposit monies into the Clerk of the Superior Court of Oxford County or Cumberland County, Maine, with notice to the parties hereto at the addresses recited hereinabove, and thereupon the Escrow Agent shall be discharged from its obligations as recited herein, and each party to this Agreement shall thereafter hold the Escrow Agent harmless in such capacity. Both parties hereto agree that the Escrow Agent may (a) deduct the administrative cost of opening, maintaining and closing the said escrow account from the deposit monies before disbursing any of said monies, and (b) deduct the cost of bringing such Interpleader action, from the deposit monies held in escrow prior to the forwarding of the same to the Clerk of such Court. Purchaser and Seller shall jointly and severally defend, indemnify and hold Escrow Agent for solely for its actions as escrow agent under this Agreement harmless from and against any and all losses, liabilities, damages, costs, expenses or claims incurred by Escrow Agent in the performance of its duties as escrow agent under this Agreement, except only to the extent caused by the Escrow Agent’s intentional misconduct, bad faith, willful disregard of its obligations hereunder or gross negligence. As between themselves, each party shall be responsible for one-half of the total costs incurred in connection with such indemnity, and each shall have the right of contribution from the other to the extent necessary to achieve such allocation. The provisions of this Section 16 shall survive the termination of this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their undersigned representatives as of the date first written above.

SELLER:
RJF – Keiser Real Estate, LLC

By:	/s/ Daniel M. Monfried
	Name:	Daniel M. Monfried
	Its:	Manager

PURCHASER:
56 Mechanic Falls Road, LLC

By:	/s/ David J. Noble
	Name:	David J. Noble
	Its:	President

JOINDER OF ESCROW AGENT

The undersigned Escrow Agent hereby acknowledges receipt of the Deposit and a copy of this Agreement and agrees to act as Escrow Agent hereunder, to hold the Deposit in a segregated, federally-insured account acceptable to Purchaser, and to hold, account for, and deliver the Deposit in accordance with the terms of this Agreement. Escrow Agent joins in this Agreement for the limited purpose set forth above and is not a party to this Agreement and need not be joined in any amendment hereto.

Dated: March 28, 2019	ESCROW AGENT:
Old Republic National Title Insurance Company

	By:	/s/ Michael Gagnon
		Printed Name:	Michael Gagnon
		Its:	FVP

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